UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2012 (November 5, 2012)

NTS, INC.
(formerly Xfone, Inc.)
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices)

806-771-5212
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 5, 2012, NTS, Inc. (f/k/a Xfone, Inc., the “Company”) entered into a letter agreement with Jeffrey E. Eberwein in his individual capacity and as authorized representative of the Concerned NTS Shareholders, a group that on October 24, 2012 submitted notice  to the Company that it intended to nominate six individuals for election as directors at the Company’s 2012 annual meeting of shareholders (the “2012 Annual Meeting”) and to cause the size of the Company’s board of directors to be set at eight members.

Pursuant to the letter agreement, the parties agreed that the Company would nominate a slate of nine nominees for re-election / election as directors at its 2012 Annual Meeting, which would include the following nominees: Guy Nissenson, Shemer S. Schwarz, Arie Rosenfeld, Timothy M. Farrar, Alan L. Bazaar, Don Carlos Bell III, Andrew J. MacMillan, Jeffrey E. Eberwein and Richard K. Coleman, Jr. Subject to the Company’s proceeding as agreed in the letter agreement, the Concerned NTS Shareholders agreed to withdraw their previously submitted nomination notice, cease all efforts with respect to soliciting proxies from the Company’s shareholders in connection with the 2012 Annual Meeting and vote all their shares in favor of the foregoing slate of nine nominees at the 2012 Annual Meeting.  Further, Mr. Eberwein and Mr. Coleman agreed that, provided that the other members of the foregoing slate agree to the same limitation, for as long as Mr. Eberwein or Mr. Coleman serve as directors of the Company they will not solicit, encourage, initiate and/or support the solicitation by others, of proxies in connection with the election of new directors to the board of directors of the Company.

The foregoing summary of the agreement is qualified in its entirety by reference to the definitive letter agreement, of which a copy is attached hereto as Exhibit 10.151.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 5, 2012, the board of directors of the Company approved and adopted the Reamended and Restated Bylaws of the Company, which are attached hereto as Exhibit 3.13 (the “2012 Amended Bylaws”). Amendments reflected in the 2012 Amended Bylaws were made in part based on understandings, not included in the letter agreement described above, reached with the Concerned NTS Shareholders and other major shareholders of the Company.

The following is a summary of the principal changes contained in the 2012 Amended Bylaws, which amend and restate the Reamended and Restated Bylaws dated November 18, 2010 that were in effect prior to the November 5, 2012 amendments:

•
Article 2.2 was amended to provide that a special meeting of shareholders of the Company may be called by the secretary of the Company upon request by holders of not less than 20% of all outstanding shares of the Company entitled to vote on any issue at such meeting;

•
Article 2.4.3 was amended to expand the list of information that a noticing shareholder that proposes to bring a proposal before a shareholders’ meeting be required to provide to the Company to include certain information with respect to hedging transactions;

•	Article 2.10 was added to clarify who shall preside over a meeting of shareholders of the Company and the role of the secretary of the Company at a meeting of shareholders of the Company;

•
Article 3.1.1 was amended to increase the maximum authorized number of directors on the board of directors from eight (8) to nine (9) and to further provide that the number of directors may be fixed from time to time by resolution upon the affirmative vote of not less than 75% of the directors provided that no decrease in the number of directors shall shorten the term of any incumbent directors;

•	Article 3.4 was amended to provide that meetings of the board of directors shall be held at any place fixed by the board of directors;

•	Article 3.7 was amended to increase the required vote to fill vacancies in the board of directors from a majority of the remaining directors to not less than 75% of the remaining directors;

•
Article 3.13 was added to provide that directors shall be entitled to such fees and compensation for their services and reimbursement of expenses as may be approved or modified by the affirmative vote of not less than 75% of the directors;

•	Old Article 5.6 (new Article 5.7) was amended to increase the required vote to remove an officer of the Company from a majority of directors to not less than 75% of the directors;

•	Old Article 5.7 (new Article 5.8) was amended to increase the required vote to fill a vacancy of an officer from a majority of directors to not less than 75% of the directors;

•
Article 5.10 was added to provide that terms of service of the President and Treasurer of the Company shall be fixed or modified by the board of directors provided that amendments to the terms of service of the currently serving President and Treasurer shall require the affirmative vote of not less than 75% of the directors; and

•
Article 6.2 was amended to add new Articles 2.1 (relating to the annual meeting of shareholders), 2.10 (the conduct at meeting of shareholders), 3.7 (vacancies on the board of directors), 3.13 (fees and compensation of directors), 5.2 (duties and authority of chairman), 5.3 (duties and authority of president), 5.5 (duties and authority of treasurer), 5.7 (removal of officers), 5.8 (vacancies in offices) and 5.10 (terms of service of officers) to the list of Articles which require a vote of not less than 80% of the directors in order to be altered, amended or repealed.

In addition to the changes listed above, the amendments include non-substantive changes to clarify or update certain provisions or to be consistent with applicable law.

This foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the 2012 Amended Bylaws of which a copy is attached hereto as Exhibit 3.13.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

3.13	Reamended and Restated Bylaws dated November 5, 2012
10.151	Letter Agreement between NTS, Inc., the Concerned NTS Shareholders and Jeffrey E. Eberwein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTS, Inc.

Date: November 5, 2012	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Chairman of the Board of Directors